Exhibit 4.4

DATED DECEMBER 21, 2001

G.S. BLODGETT CORPORATION

- and -

BANK OF AMERICA, N.A.,
as Administrative Agent

DEED OF CHARGE
AND
MEMORANDUM OF DEPOSIT

MAYER, BROWN &PLATT
Bucklersbury House
3 Queen Victoria Street
London EC4N 8EL
NAW/01903471

     THIS DEED OF CHARGE AND MEMORANDUM OF DEPOSIT is dated the 21st day of December, 2001.

     BETWEEN:

     (1) G.S. BLODGETT CORPORATION, a Vermont corporation (the “Depositor”); and

     (2) BANK OF AMERICA, N.A., as administrative agent for the Lender Parties referred to below (in such capacity, together with any successor and assign in such capacity, the “Administrative Agent”).

     WHEREAS:

     (A) The Borrower, Middleby Marshall Inc. (the “Borrower”), The Middleby Corporation, various financial institutions (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement dated December 21, 2001 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”).

     (B) The Depositor has guaranteed all of the obligations of the Borrower under or in connection with the Credit Agreement and in respect of certain hedging obligations pursuant to a Subsidiary Guaranty dated December 21, 2001 (the “Subsidiary Guaranty”).

     (C) The Depositor will benefit from the making of loans and the issuance of letters of credit pursuant to the Credit Agreement.

     (D) The obligations of the Depositor under the Subsidiary Guaranty are to be secured pursuant to this Charge and Memorandum of Deposit (as amended, supplemented or otherwise modified from time to time, this “Charge and Memorandum”) as more fully described below.

     (E) For and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth in this Charge and Memorandum.

ARTICLE 1.

DEFINITIONS

     SECTION 1.1. Certain Terms. The following terms (whether or not underscored) when used in this Charge and Memorandum, including its preamble and recitals, shall have the following meanings (such definitions to be equally applicable to the singular and plural forms thereof):

     “Administrative Agent” is defined in the preamble.

     “Borrower” is defined in the first recital.

     “Charge and Memorandum” is defined in the fourth recital.

     “Charged Property” means all Charged Shares and all other securities, assignments of amounts due or to become due and other instruments which are now being delivered by the Depositor to the Administrative Agent or may from time to time hereafter be delivered by the Depositor to the Administrative Agent for the purpose of granting security under this Charge and Memorandum, and all proceeds of any of the foregoing.

     “Charged Share Issuer” means the company referred to in the Attachment hereto as such.

     “Charged Shares” means all shares of the Charged Share Issuer which are delivered by the Depositor to the Administrative Agent as Charged Property hereunder, which shall at all times constitute not less than 65% of the issued share capital of such Charged Share Issuer.

     “Collateral” is defined in Section 2.1.

     “Costs and Expenses” means all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Administrative Agent in connection with (i) the Depositor’s execution, delivery and performance of this Charge and Memorandum, (ii) protecting, preserving or maintaining any Collateral, (iii) collecting the Liabilities and (iv) enforcing any rights of the Administrative Agent hereunder in respect of the Collateral.

     “Credit Agreement” is defined in the first recital.

     “Default” means the occurrence of any of the following events: (i) any Unmatured Event of Default with respect to the Parent or the Borrower under Section 12.1.3 of the Credit Agreement, (ii) any Event of Default or (iii) any warranty of the Depositor herein is untrue or misleading in any material respect and, as a result thereof, the Administrative Agent’s security interest in any material portion of the Collateral is not perfected or the Administrative Agent’s rights and remedies with respect to any material portion of the Collateral are materially impaired or otherwise materially adversely affected.

     “Depositor” is defined in the preamble.

     “Distributions” means all stock dividends, all liquidating dividends, all shares of stock resulting from any merger or consolidation of the Charged Share Issuer or from (or in connection with the exercise of) stock splits, reclassifications, warrants, options or non-cash dividends and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Charged Shares or other shares constituting Collateral, but shall not include Dividends.

     “Dividends” means cash dividends and cash distributions with respect to any Charged Shares or other Charged Property made in the ordinary course of business and not a liquidating dividend.

     “Lenders” is defined in the first recital.

     “Lender Party” means each Lender and any Affiliate of a Lender which is a party to a Hedging Agreement with the Borrower, and “Lender Parties” means all of them.

     “Liabilities” means all obligations of the Depositor under or in connection with the Subsidiary Guaranty, as the same may be amended, modified, extended or renewed from time to time.

     “Person” means any individual, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) or any two or more of the foregoing.

     “Subsidiary Guaranty” is defined in the second recital.

     SECTION 1.2. Credit Agreement Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Charge and Memorandum, including its preamble and recitals, have the meanings provided in the Credit Agreement.

ARTICLE 2.

SECURITY INTEREST

     SECTION 2.1. Grant of Security Interest. The Depositor by way of continuing security for the payment and satisfaction when due of the Liabilities hereby charges by way of first fixed charge and assigns by way of security, to the Administrative Agent, for its benefit and the ratable benefit of the Lender Parties, all of its right, title and interest in and to the following property (the “Collateral”):

2.1.1. all issued and outstanding shares of the Charged Share Issuer identified in the Attachment hereto;

2.1.2. all other Charged Property, whether now or hereafter delivered to the Administrative Agent in connection with this Charge and Memorandum;

2.1.3. all Dividends, Distributions, interest and other payments and rights distributed in respect of or in exchange for any Charged Property; and 1.1.1.

2.1.4. all proceeds of any of the foregoing;

provided that to the extent the Charged Share Issuer issues a Dividend and/or makes a Distribution which does not violate the terms of this Charge and Memorandum, the Credit Agreement or any other Loan Document, such Dividend shall not be considered to be Collateral; and provided, further that Collateral shall not include shares of the Charged Share Issuer in excess of 65% of the total combined voting power of all issued share capital of such Charged Share Issuer.

     SECTION 2.2. Delivery of Charged Property. All certificates and instruments representing or evidencing any Collateral, including all Charged Shares, shall be delivered to and held by or on behalf of the Administrative Agent pursuant hereto, shall be in suitable form for transfer by delivery and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

     SECTION 2.3. Dividends on Charged Shares. If any Dividend is to be paid on any Charged Share at a time when no Default exists, such Dividend may be paid directly to the Depositor. During the existence of a Default, all Dividends shall be paid directly to the Administrative Agent.

     SECTION 2.4. Continuing Security Interest; Transfer of Note. This Charge and Memorandum shall create a continuing security interest in the Collateral and shall

2.4.1. remain in full force and effect until payment in full in cash of all Liabilities and the termination of all commitments to create Liabilities (other than contingent indemnification obligations not yet due and payable),

2.4.2. be binding upon the Depositor and its successors, transferees and assigns, and

2.4.3. inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent and each other Lender Party and their respective successors and assigns.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

     SECTION 3.1. Representations and Warranties, etc. The Depositor represents and warrants unto each Lender Party, as at the date of each charge and assignment and delivery hereunder by the Depositor to the Administrative Agent of any Collateral, as set forth in this Article.

     SECTION 3.2. Ownership, No Liens, etc. The Depositor has full title guarantee to (and has full right and authority to charge and assign) such Collateral, free and clear of all liens, security interests, options or other charges or encumbrances, other than (a) liens arising hereunder and (b) inchoate tax and ERISA liens.

     SECTION 3.3. Valid Security Interest. The delivery of such Collateral to the Administrative Agent is effective to create a valid first fixed charge and assignment by way of security in such Collateral and all proceeds thereof, securing the Liabilities. No filing or other action will be necessary to perfect or protect such security interest other than registration of this Charge and Memorandum under Section 395 of the Companies Act 1985 which shall be completed by Mayer, Brown & Platt within 21 days of the date of this Charge and Memorandum.

     SECTION 3.4. As to Charged Shares. In the case of any Charged Shares constituting such Collateral, all of such Charged Shares are duly authorized and validly issued, fully paid, and non-assessable, and the Charged Shares charged hereunder constitute not less than 65% of the issued and outstanding shares of capital stock of the Charged Share Issuer.

     SECTION 3.5. Authorization, Approval, etc. No authorization, approval or other action by, and no notice to or filing (other than as referred to in Section 3.3) with, any governmental authority, regulatory body or other Person is required either

3.5.1. for the charge and assignment by the Depositor of any Collateral pursuant to this Charge and Memorandum or for the execution, delivery and performance of this Charge and Memorandum by the Depositor, or

3.5.2. for the exercise by the Administrative Agent of the voting or other rights provided for in this Charge and Memorandum, or, except with respect to any Charged Shares, as may be required in connection with a disposition of such Charged Shares by laws affecting the offering and sale of securities generally, the remedies in respect of the Collateral pursuant to this Charge and Memorandum.

ARTICLE 4.

COVENANTS

     SECTION 4.1. Protect Collateral. The Depositor will not sell, assign, transfer, pledge or encumber in any other manner the Collateral (except (a) in favour of the Administrative Agent hereunder and (b) for sales, assignments, transfers, pledges or encumbrances which are not prohibited by the Credit Agreement). The Depositor will take all reasonable steps to warrant and defend the right and title herein granted unto the Administrative Agent in and to the Collateral (and all right, title, and interest represented by the Collateral) against the claims and demands of all Persons whomsoever. The Depositor agrees that at any time, and from time to time, at the expense of the Depositor, the Depositor will promptly execute and deliver all further instruments, and take all further action, that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     SECTION 4.2. Stock Transfer Forms, etc. The Depositor agrees that all Charged Shares (and all other shares constituting Collateral) delivered by the Depositor pursuant to this Charge and Memorandum will be accompanied by duly executed undated blank stock transfer forms, or other equivalent instruments of transfer reasonably acceptable to the Administrative Agent. The Depositor will, from time to time upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent such stock transfer forms, instruments and similar documents, reasonably satisfactory in form and substance to the Administrative Agent, with respect to the Collateral as the Administrative Agent may reasonably request and will, from time to time upon the request of the Administrative Agent during the existence of a Default, promptly transfer any Charged Shares or other shares constituting Collateral into the name of any nominee designated by the Administrative Agent.

     SECTION 4.3. Continuous Security. The Depositor will, at all times, keep charged and assigned to the Administrative Agent pursuant hereto all Charged Shares and all other shares constituting Collateral, all Dividends and Distributions with respect thereto (except as provided in the proviso to Section 2.1) and all other Collateral and other securities, instruments, proceeds and rights from time to time received by or distributable to the Depositor in respect of any Collateral.

     SECTION 4.4. Voting Rights; Dividends, etc. The Depositor agrees:

4.4.1. during the existence of a Default, promptly upon receipt of notice thereof from the Administrative Agent to the Depositor, to deliver (properly endorsed where required hereby or requested by the Administrative Agent) to the Administrative Agent all Dividends, Distributions and other proceeds of the Collateral received by the Depositor, all of which shall be held by the Administrative Agent as additional Collateral for use in accordance with Section 6.4; and

4.4.2. during the existence of a Default after the Administrative Agent has notified the Depositor of the Administrative Agent's intention to exercise its voting power under this Section 4.4.2:

(1) the Administrative Agent may exercise (to the exclusion of the Depositor) the voting power and all other incidental rights of ownership with respect to any Charged Shares or other shares of capital stock constituting Collateral and the Depositor hereby grants the Administrative Agent an irrevocable proxy, exercisable under such circumstances, to vote the Charged Shares and such other Collateral; and

(2) promptly to deliver to the Administrative Agent such additional proxies and other documents as may be necessary to allow the Administrative Agent to exercise such voting power.

All Dividends, Distributions and other proceeds of the Collateral which may at any time and from time to time be held by the Depositor which the Depositor is then obligated to deliver to the Administrative Agent shall, until delivery to the Administrative Agent, be held by the Depositor separate and apart from its other property in trust for the Administrative Agent. The Administrative Agent agrees that unless a Default exists and the Administrative Agent shall have given the notice referred to above in this Section 4.4.2, the Depositor shall have the exclusive voting power with respect to any shares (including any of the Charged Shares) constituting Collateral and the Administrative Agent shall, upon the written request of the Depositor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Depositor which are necessary to allow the Depositor to exercise voting power with respect to any such shares (including any of the Charged Shares) constituting Collateral; provided that no vote shall be cast, or consent, waiver or ratification given, or action taken by the Depositor that would violate this Charge and Memorandum or any other Loan Document.

ARTICLE 5.

THE AGENT

     SECTION 5.1. Administrative Agent Appointed Attorney-in-Fact. The Depositor hereby irrevocably appoints the Administrative Agent the Depositor’s attorney-in-fact, with full authority in the place and stead of the Depositor and in the name of the Depositor or otherwise, from time to time in the Administrative Agent’s discretion, to take any action and to execute any instrument which the Administrative Agent may deem necessary or advisable during the existence of a Default to accomplish the purposes of this Charge and Memorandum, including:

5.1.1. to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

5.1.2. to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with Section 5.1.1 above; and

5.1.3. to file any claim or take any action or institute any proceeding which the Administrative Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.

The Depositor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Charge and Memorandum is irrevocable and coupled with an interest.

     SECTION 5.2. Administrative Agent May Perform. If the Depositor fails to perform any agreement contained herein, the Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable Costs and Expenses of the Administrative Agent in connection therewith shall be payable by the Depositor pursuant to Section 6.4.

     SECTION 5.3. Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest (on behalf of the Lender Parties) in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for

5.3.1. ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Charged Property, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or

5.3.2. taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

     SECTION 5.4. Reasonable Care. The Administrative Agent is required to exercise reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral if it takes such action for that purpose as the Depositor reasonably requests in writing, but failure of the Administrative Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.

ARTICLE 6.

REMEDIES

     SECTION 6.1. Certain Remedies. During the existence of a Default:

6.1.1. The Administrative Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon a default and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may determine to be commercially reasonable. The Depositor agrees that, to the extent notice of sale shall be required by law, at least ten days’prior notice to the Depositor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

6.1.2. The Administrative Agent may

(1) transfer all or any part of the Collateral into the name of the Administrative Agent or its nominee, with or without disclosing that such Collateral is subject to the lien and security interest hereunder,

(2) notify the parties obligated on any of the Collateral to make payment to the Administrative Agent of any amount due or to become due thereunder,

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(3) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,

(4) endorse any cheques, drafts or other writings in the Depositor's name to allow collection of the Collateral,

(5) take control of any proceeds of the Collateral, and

(6) execute (in the name, place and stead of the Depositor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

     SECTION 6.2. Further Assurance. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral pursuant to Section 6.1, the Depositor agrees that, upon request of the Administrative Agent, the Depositor will, at its own expense, execute and deliver, and cause the issuer of the Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things as may be necessary or, in the opinion of the Administrative Agent, advisable to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable law.

     SECTION 6.3. Compliance with Restrictions. The Depositor agrees that in any sale of any of the Collateral during the existence of a Default, the Administrative Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental or regulatory authority or official, and the Depositor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Administrative Agent be liable nor accountable to the Depositor for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

     SECTION 6.4. Application of Proceeds. All cash proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as additional collateral security for, or then or at any time thereafter be applied (after payment of any amounts payable to the Administrative Agent pursuant to the Credit Agreement and Section 6.5) in whole or in part by the Administrative Agent against all or any part of the Liabilities in accordance with the terms of the Credit Agreement.

     SECTION 6.5. Indemnity and Expenses. The Depositor hereby indemnifies and holds harmless the Administrative Agent from and against any and all claims, losses and liabilities arising out of or resulting from this Charge and Memorandum (including enforcement of this Charge and Memorandum), except claims, losses or liabilities resulting from the Administrative Agent’s gross negligence or wilful misconduct. Within three Business Days after demand therefor (which demand shall be accompanied by a written statement specifying in reasonable detail the basis for such demand), the Depositor will pay to the Administrative Agent the amount of any and all Costs and Expenses.

ARTICLE 7.

MISCELLANEOUS PROVISIONS

     SECTION 7.1. Loan Document. This Charge and Memorandum is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions thereof.

     SECTION 7.2. Amendments, etc. No amendment to or waiver of any provision of this Charge and Memorandum nor consent to any departure by the Depositor herefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Depositor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

     SECTION 7.3. Protection of Collateral. The Administrative Agent may from time to time, at its option, perform any act which the Depositor agrees hereunder to perform and which the Depositor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given during the existence of a Default) and the Administrative Agent may from time to time take any other action which the Administrative Agent reasonably considers necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein.

     SECTION 7.4. Notices. All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice to the other party, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent with confirmation of receipt; notices sent by mail shall be deemed to have been given five Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier shall be deemed to have been given when received.

     SECTION 7.5. Captions. Captions used in this Charge and Memorandum are for convenience of reference only, and shall not affect the construction of this Charge and Memorandum.

     SECTION 7.6. Severability. Wherever possible each provision of this Charge and Memorandum shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Charge and Memorandum shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Charge and Memorandum.

     SECTION 7.7. Counterparts. This Charge and Memorandum may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

     SECTION 7.8. Law of Property Act, 1925. Sections 93 (restricting the rights of consolidation) and 103 (restricting the right of sale) of the Law of Property Act, 1925 shall not apply to the security evidenced by this Charge and Memorandum.

     SECTION 7.9. Governing Law and Jurisdiction.

7.9.1. This Charge and Memorandum shall be governed by and construed in accordance with English law.

7.9.2. The Depositor irrevocably agrees for the exclusive benefit of the Administrative Agent that the High Court of Justice in England is to have jurisdiction to settle any disputes which may arise out of or in connection with this Charge and Memorandum and that accordingly any suit, action or proceeding arising out of or in connection with this Charge and Memorandum (in this Section 7.9 referred to as “Proceedings”) may be brought in such court.

7.9.3. Nothing in this Section 7.9 shall limit the right of the Administrative Agent to take Proceedings against the Depositor in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

7.9.4. The Depositor irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any Proceedings in any such court as is referred to in this Section 7.9and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in the English court or in any other court of competent jurisdiction shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

7.9.5. The Depositor hereby irrevocably agrees that any writ, judgment or other notice of process shall be sufficiently and effectively served on it (i) in connection with proceedings in England, if addressed to the Depositor and delivered to it at c/o Frialator International Limited, 4 Heaton Court, Off Risley Road, Birchwood, Warrington WA3 6QU, England, facsimile number 01925 815 653, with a copy to the Depositor at its address set forth on the signature page hereto, (ii) to the extent permitted by applicable law, if a copy thereof is mailed by registered or certified airmail, postage prepaid, to the address for the time being for the service of notices on it under the Credit Agreement or (iii) if served in any other manner permitted by applicable law.

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7.9.6. The Depositor hereby consents generally in respect of any Proceedings arising out of or in connection with this Charge and Memorandum to the giving of any relief or the issue of any process in connection with such Proceedings, including, without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in such Proceedings.

     SECTION 7.10. Sale of Collateral. If any of the Collateral shall be sold, transferred or otherwise disposed of by the Depositor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of the Depositor, shall execute and deliver to the Depositor all releases and other documents reasonably necessary for the release of Liens created hereby on such Collateral.

     This Charge and Memorandum shall remain in full force and effect until all Liabilities have been paid in full (other than contingent indemnification liabilities not yet due and payable) and all Commitments have terminated. Upon any such termination, the Administrative Agent will, upon the Depositor’s request and at the Depositor’s sole expense, (i) deliver to the Depositor, without any representation, warranty or recourse of any kind whatsoever (other than that there are no security interests, liens or encumbrances in favor of the Administrative Agent), all of the Depositor’s Collateral (including any stock transfer forms) held by the Administrative Agent hereunder as shall not have been sold or otherwise applied pursuant to the terms hereof, and (ii) execute and deliver to the Depositor such documents as the Depositor shall reasonably request to evidence such termination and the release of any security interest created thereby.

IN WITNESS WHEREOF the parties hereto have caused this Charge and Memorandum to be duly executed and delivered as a deed on the day and year first before written.

SIGNED as a Deed by and and thereby executed by BANK OF AMERICA, N.A., as Administrative Agent, as its Deed	) ) ) ) ) )	Authorised Signatory Title: Authorised Signatory Title:

Address: 231 South LaSalle Street Chicago, IL 60697 Attention: David A. Johanson

SIGNED as a Deed by and and thereby executed by G.S. BLODGETT CORPORATION as its Deed	) ) ) ) ) )	Authorised Signatory Title:

Address: 1400 Toastmaster Drive Elgin, IL 60120 Attention: David B. Baker S-1

ATTACHMENT to Charge and Memorandum

Charged Share Issuer	Authorized Shares	Outstanding Shares	% of Shares Pledged

Frialator International Limited	2,000,000	1,385,041	65%